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                          CONSENT of INDEPENDENT ACCOUNTANTS


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We consent to the incorporation by reference in the Prospectus Supplement of
Arcadia Receivables Finance Corp. relating to the Arcadia Automobile Receivables Trust, 1998-A of our report dated January 26, 1998, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997.



                                        /s/ COOPERS & LYBRAND L.L.P.


                                            COOPERS & LYBRAND L.L.P.


New York, New York
March 31, 1998